Exhibit 99.1
Holly Energy Partners, L.P. Reports First Quarter Earnings
May 1, 2007
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported first quarter net income of $7.4 million ($0.43 per basic and diluted limited partner unit) for the three months ended March 31, 2007, as compared to $7.1 million ($0.42 per basic and diluted limited partner unit) for the three months ended March 31, 2006.
The $0.3 million increase in net income was principally due to the effects of annual tariff increases on our pipelines and the recognition of certain previously deferred revenue, offset by the effect of a net decrease in volumes transported on our pipeline systems combined with an increase in our operating costs and expenses. Approximately $1.4 million of revenue relating to deficiency payments associated with certain guaranteed shipping contracts was deferred during the first quarter. Such revenue will be recognized in future periods either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused after a twelve month period.
Overall revenues of $23.9 million for the three months ended March 31, 2007 were $1.5 million greater than the $22.4 million for the comparable period of 2006, principally due to the effects of annual tariff increases on our pipelines and the recognition of $0.5 million of certain previously deferred revenue.
Revenues from refined product pipelines increased by $0.9 million from $16.1 million for the three months ended March 31, 2006 to $17.0 million for the three months ended March 31, 2007. This increase in refined product pipeline revenue is principally due to the effect of the annual tariff increase on refined product shipments. This favorable factor was partially offset by the effect of a net decrease in volumes transported on our refined product pipeline systems. Shipments on the Partnership’s refined product pipelines averaged 137.6 thousand barrels per day (“mbpd”) for the three months ended March 31, 2007 as compared to 143.9 mbpd for the three months ended March 31, 2006. This decrease was due to a decline in third-party shipments, partially offset by an increase in shipments by our affiliates.
Revenues from the intermediate product pipelines were $3.0 million and $2.5 million for the three months ended March 31, 2007 and 2006, respectively. This increase in intermediate pipeline revenue is principally due to the recognition of $0.5 million of previously deferred revenue as the contractual period to provide certain pipeline services had expired. Shipments on the Partnership’s intermediate product pipelines averaged 59.5 mbpd for the three months ended March 31, 2007 as compared to 61.1 mbpd for the three months ended March 31, 2006. The effect of this small decrease in volumes shipped was offset by the annual increase in the intermediate pipeline tariff.
Revenues from terminal and truck loading rack service fees decreased slightly from $3.9 million for the three months ended March 31, 2006 to $3.8 million for the three months ended March 31, 2007. Refined products terminalled in our facilities were 167.0 mbpd for the three months ended March 31, 2007 as compared to 166.2 mbpd for the three months ended March 31, 2006.
Commenting on the results for the 2007 first quarter, Matt Clifton, Chairman of the Board and Chief Executive Officer stated “our EBITDA for the 2007 first quarter was $14.7 million, a 6% increase over $13.9 million for the 2006 first quarter. This increase is principally due to the effects of annual increases in our refined product and intermediate pipeline tariffs. Although net volumes shipped on our refined product and intermediate pipelines were below expectations for the quarter due to the impact of refinery problems of certain shippers, the effects on our distributable cash were mitigated due to the terms of certain pipeline agreements which commit those shippers to minimum shipment levels. Overall pipeline shipments at the start of the second quarter have been more in line with our expectations.”
As previously announced, our cash distribution for the first quarter of 2007 will be $0.69 per unit, an increase of 2.2% over the amount of $0.675 distributed per unit for the fourth quarter of 2006. The aggregate distribution will be $11.9 million. Our distributable cash flow for the quarter was $12.6 million, resulting from EBITDA of $14.7 million, a $0.9 million increase in deferred revenue, $2.9 million of net interest expense, and maintenance capital expenditures of $0.1 million.
The Partnership has scheduled a conference call today at 10:00 AM EDT to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #5572967. Additionally, listeners may access this call via the internet at: http://www.videonewswire.com/event.asp?id=39092.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 83,000 barrels-per-day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2007 and 2006.

	Three Months Ended
	March 31,
	2007	2006
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$8,239	$7,323
Affiliates — intermediate pipelines	3,009	2,473
Third parties	8,790	8,777

	20,038	18,573
Terminals & truck loading racks:
Affiliates	2,542	2,686
Third parties	1,292	1,179

	3,834	3,865

Total revenues	23,872	22,438

Operating costs and expenses
Operations	7,777	7,109
Depreciation and amortization	4,071	3,793
General and administrative	1,287	1,224

	13,135	12,126

Operating income	10,737	10,312

Interest income	185	243
Interest expense, including amortization	(3,358)	(3,175)
Gain on sale of assets	297	—
Minority interest in Rio Grande	(427)	(245)

Net income	7,434	7,135

Less general partner interest in net income, including incentive distributions (1)	580	327

Limited partners’ interest in net income	$6,854	$6,808

Net income per limited partner unit — basic and diluted (1)	$0.43	$0.42

Weighted average limited partners’ units outstanding	16,108	16,108

EBITDA (2)	$14,678	$13,860

Distributable cash flow (3)	$12,594	$11,214

	Three Months Ended
	March 31,
	2007	2006
Volumes (bpd)
Pipelines:
Affiliates — refined product pipelines	72,361	66,570
Affiliates — intermediate pipelines	59,474	61,052
Third parties	65,187	77,338

	197,022	204,960

Terminals & truck loading racks:
Affiliates	120,186	119,168
Third parties	46,846	47,056

	167,032	166,224

Total for pipelines and terminal assets (bpd)	364,054	371,184

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions declared in the period. Incentive distributions of $0.4 million and $0.2 million were declared during the quarters ended March 31, 2007 and 2006, respectively. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended
	March 31,
	2007	2006
	(In thousands)
Net income	$7,434	$7,135

Add interest expense	3,055	2,933
Add amortization of discount and deferred debt issuance costs	303	242
Subtract interest income	(185)	(243)
Add depreciation and amortization	4,071	3,793

EBITDA	$14,678	$13,860

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended
	March 31,
	2007	2006
	(In thousands)
Net income	$7,434	$7,135

Add depreciation and amortization	4,071	3,793
Add amortization of discount and deferred debt issuance costs	303	242
Add increase in deferred revenue	906	484
Subtract maintenance capital expenditures*	(120)	(440)

Distributable cash flow	$12,594	$11,214

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

	March 31,	December 31,
	2007	2006
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$11,100	$11,555
Working capital	$8,623	$9,450
Total assets	$235,953	$243,573
Long-term debt	$181,048	$180,660
Partners’ equity	$31,516	$36,226
As a master limited partnership, we distribute our available cash, which exceeds our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions exceed our quarterly net income.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners
214/871-3555